Exhibit 10.1

Affinia Group Inc.

1 Wix Way

Gastonia, NC 28054

affiniagroup.com

May 7, 2015

Timothy Ciurlik

1111 Long Creek Ct.

Lake Wylie, SC 29710

Re:	Separation Pay

Dear Tim:

Affinia Group Inc. (“Affinia”) is pleased to provide you with a separation package as described below.

Separation Pay

If your employment is terminated by Affinia or its successor without Cause or if you resign your employment for Good Reason, you will be entitled to:

(i) an amount equal to your then annual base salary, which amount will be paid in equal monthly installments for twelve (12) consecutive months beginning with the immediately succeeding regular Affinia payroll following your employment termination date, unless the provisions of Internal Revenue Code Section 409A require a six month delay in payments, in which event such monthly installments would begin with the regular Affinia payroll immediately following the six month anniversary of your employment termination date. For purposes of Section 409A, each monthly installment payment will be treated as a separate payment; and

(ii) continued medical and dental coverage, at Affinia’s cost (comparable to coverage provided by Affinia to active executives of Affinia), for twelve (12) months following your employment termination date; provided that if Affinia is unable to provide such coverage to you under the terms of its medical and dental plans for any portion of such period, Affinia may, in lieu of providing such coverage, provide you with alternate coverage during such period that is substantially comparable to such coverage (without giving effect to any Affinia subsidy).

For purposes of this paragraph:

(a) “Cause” has the meaning ascribed to it in your Restricted Stock Unit Agreement with Affinia Group Holdings Inc., as may have been and may in the future be amended and/or restated, and regardless if it is in force or effect; and

(b) “Good Reason” means (i) the failure of Affinia to pay or cause to be paid your salary or bonus when due or a reduction in your salary or target bonus percentage (other than across the board reductions of 15% or less which similarly affect the other members of the executive

Timothy Ciurlik

May 7, 2015

leadership team), (ii) any substantial and sustained diminution in your authority or responsibilities from those in place as of the date hereof or (iii) any requirement of Affinia without your consent that you relocate your principal place of employment more than 50 miles from Affinia’s current office in Gastonia, NC, provided that either of the events described in items (b)(i) and (b)(ii) above shall constitute Good Reason only if Affinia fails to cure such event within 30 days after receipt from you of written notice of such event, and provided further that “Good Reason” shall cease to exist for any event on the 60th day following the later of (x) its occurrence or (y) your knowledge thereof, unless you have given Affinia written notice thereof prior to such date.

Non-Compete, Etc.

You are party to one or more Confidentiality, Non-Competition and Proprietary Information Agreements. Notwithstanding anything herein that may be construed to the contrary, including but not limited to the paragraph below, such Agreements shall remain in full force and effect in accordance with each of its terms.

Termination of Other Related Rights

The foregoing separation package replaces and is in substitution for any other separation packages, termination benefits and/or similar payment rights that may be in place with you and Affinia and/or its affiliates as of the date hereof, which other such rights are hereby terminated and of no further force and effect. For clarity, nothing herein is intended to and nothing herein shall affect any of your rights in or equity to Affinia, whether restricted stock units, options, shares or otherwise, in any deferred compensation payments or in any rights upon termination of your employment that are provided pursuant to written policies of Affinia as generally applicable to all or similarly situated employees, such as payment for unused vacation time or obligations for excessive vacation time.

Please indicate your agreement with the foregoing by signing in the space provided below.

Very truly yours,

By:	/s/ Keith A. Wilson, Jr.
Keith A. Wilson, Jr.
Chief Executive Officer

I hereby acknowledge and agree to foregoing:

/s/ Timothy M. Ciurlik	Date: May 7, 2015

June 23, 2015

Timothy Ciurlik

1111 Long Creek Ct.

Lake Wylie, SC 29710

Re:	Amendment to Separation Pay Agreement

Dear Tim:

On May 7, 2015, you entered into a letter agreement regarding separation pay (the “Letter Agreement”) with Affinia Group Inc. (“Affinia”). In order to provide more clarity on the events that would constitute Good Reason and to clarify the Good Reason process under the Letter Agreement as well as to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Letter Agreement is hereby amended as follows:

1.	The definition of “Good Reason” is hereby deleted in its entirety and replaced with the following:

“(b) “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) the failure of Affinia to pay or cause to be paid your salary or bonus when due or a reduction of 10% or more in your base salary or target bonus percentage (other than across the board reductions of 15% or less which similarly affect the other members of the executive leadership team), (ii) any substantial and sustained diminution in your authority or responsibilities from those in place as of the date hereof or (iii) any requirement of Affinia without your consent that you relocate your principal place of employment more than 50 miles from Affinia’s current office in Gastonia, NC. “Good Reason Process” means that (a) you reasonably determine in good faith that a “Good Reason” condition has occurred; (b) you notify Affinia in writing of the first occurrence of the Good Reason condition within 60 days of the later of (x) the first occurrence of such condition or (y) your knowledge of the first occurrence of such condition; (c) with respect to clauses (i) and (ii) of the preceding sentence, you cooperate in good faith with Affinia’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period or, in the case of a Good Reason condition under clause (iii) of the preceding sentence, the date of your written notice of the existence of Good Reason. If Affinia cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.”

2.	A new section of the Letter Agreement is added following the section entitled “Termination and Other Related Rights,” which reads follows:

“Section 409A

Anything in this letter agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code (“Section 409A”), Affinia determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this letter agreement on account of your separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the earlier of (A) six months and one day after your separation from service or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. To the extent that any payment or benefit described in this letter agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The parties intend that this letter agreement will be administered in accordance with Section 409A. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this letter agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.”

3.	Except as so amended, the Letter Agreement in all other respects is hereby confirmed.

[Signature Page Follows]

Very truly yours,

AFFINIA GROUP INC.

By:	/s/ Keith A. Wilson, Jr.
Name: Keith A. Wilson, Jr.
Title: Chief Executive Officer

I hereby acknowledge and agree to the foregoing:

/s/ Timothy Ciurlik	Date: June 23, 2015
Timothy Ciurlik

Signature Page to the Amendment to the Letter Agreement